EXCHANGE RATIO FINALIZED FOR NATIONAL PENN BANCSHARES'
                  MERGER WITH COMMUNITY INDEPENDENT BANK, INC.


     BOYERTOWN, PA -- November 1, 2000 -- National Penn Bancshares, Inc. (Nasdaq/NMS:NPBC), parent company of National Penn Bank, and Community Independent Bank, Inc. (AMEX:INB), parent company of Bernville Bank, N.A., today announced that, after expiration of a 20 trading days valuation period, the exchange ratio for the pending merger of Community Independent Bank, Inc. into National Penn Bancshares, Inc. has been finalized at .945 share of National Penn Bancshares stock for each share of Community Independent Bank stock. While the valuation period did not result in any change in the exchange ratio, the original exchange ratio has been adjusted to .945 to 1 to reflect the 5% stock dividend declared on October 25, 2000 by National Penn Bancshares and payable on December 20, 2000.

     The transaction is subject to approval by shareholders of Community Independent Bank at a meeting to be held on November 30, 2000, receipt of regulatory approvals, and other customary conditions. Closing is anticipated for January 3, 2001.

     Upon completion of the merger, National Penn Bancshares will have assets of $2.6 billion and an expanded presence in western Berks County with the addition of Bernville Bank's four community offices.